Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen Texas Quality Income Municipal Fund

811-06384


The annual meeting of shareholders was held in the offices of Nuveen Investments on August 5, 2014 and adjourned to August 15, 2014; at this meeting the shareholders were asked to approve a new investment management agreement, to approve a new sub-advisory agreement and to elect Board Members.

Voting results are as follows:

<c>Common and
Preferred
shares voting
together as a
class
To approve a new investment management
 agreement

   For
          7,029,116
   Against
            298,681
   Abstain
          1,348,355
   Broker Non-Votes
          1,290,799
      Total
          9,966,951


To approve a new sub-advisory agreement.

   For
          7,042,635
   Against
            330,299
   Abstain
          1,303,218
   Broker Non-Votes
          1,290,799
      Total
          9,966,951


Proxy materials are herein
incorporated by reference
to the SEC filing on June 16,
2014, under Conformed
Submission Type 14A, accession
number 0001193125-14-236565.